Exhibit (23)(d)


                        CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
First Union Corporation

         We consent to the incorporation by reference in this Post- Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 No. 333-44015 of First Union Corporation of our report dated January 16, 1996, except as to
Note 20, which is as of February 23, 1996, relating to the consolidated balance sheet of United Counties Bancorporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, which report appears in First Union Corporation's 1997 Annual Report on Form 10-K.



                                                     KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
May 6, 1998